Exhibit 107
Calculation of Filing Fee Tables
S-8
(Form Type)
Senti Biosciences, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)		Proposed Maximum Offering Price Per Share		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common stock, par value $0.0001 per share, under 2022 Employee Stock Purchase Plan	Rule 457(a), 457(c) and Rule 457(h)	48,294	(2)	$2.41	(3)	$116,388.54	0.00015310	$17.82
Equity	Common stock, par value $0.0001 per share, under Amended and Restated 2022 Equity Incentive Plan	Rule 457(c) and Rule 457(h)	4,541,472	(4)	$2.83	(5)	$12,852,365.76	0.00015310	$1,967.70
Equity	Common stock, par value $0.0001 per share, under 2022 Inducement Plan	Rule 457(c) and Rule 457(h)	500,000	(6)	$2.83	(5)	$1,415,000.00	0.00015310	$216.64
Total Offering Amounts			5,089,766				$14,383,754.30		$2,202.16
Total Fee Offsets									$-
Net Fees Due									$2,202.16

(1)
Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers an indeterminate number of additional shares that may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)
Represents 48,294 additional shares of the registrant’s common stock reserved for future issuance under the 2022 Employee Stock Purchase Plan (the “2022 ESPP”). The 2022 ESPP contains an evergreen provision under which the number of authorized shares cumulatively increases, on January 1 of each year, in an amount equal to the lesser of (i) one percent (1%) of the total number of shares of common stock outstanding on December 31 of the preceding calendar year, and (ii) 1,000,000 shares of the registrant’s common stock. Unless the 2022 ESPP is earlier amended or terminated, this evergreen provision increases shares over a ten year period, from January 1, 2023 through January 1, 2032.

(3)
Estimated in accordance with Rule 457(a) solely for the purpose of calculating the registration fee on the basis of eighty-five percent (85%) of $2.83 per share ($2.41 per share), which is the average of the high and low prices of common stock on March 4, 2025, as reported on the NASDAQ Capital Market. Pursuant to the 2022 ESPP, the purchase price of the shares of common stock reserved for issuance thereunder will be at least eighty-five percent (85%) of the lower of the fair market value of a share of common stock on the first day of trading of the offering period or on the exercise date.

(4)
Represents (i) 4,300,000 additional shares of common stock available for issuance under the Amended and Restated 2022 Equity Incentive Plan (the “A&R 2022 Plan”), and (ii) 241,472 shares of common stock that were added to the A&R 2022 Plan on January 1, 2025 pursuant to the annual automatic increase provision in the A&R 2022 Plan, which provides that the number of shares of common stock reserved for issuance under the A&R 2022 Plan will automatically increase on January 1 of each year, starting on January 1, 2025 through January 1, 2034, in an amount equal to (a) 5% of the total number of shares of the registrant’s common stock outstanding on December 31 of the preceding year, or (b) a lesser number of shares as determined by the registrant’s board of directors prior to the date of the increase.

(5)
Estimated pursuant to Rules 457(c) and 457(h) under the Securities Act, solely for the purposes of calculating the registration fee and based on the average of the high and low prices of the registrant’s common stock as reported on the NASDAQ Capital Market on March 4, 2025, which date is within five business days prior to the filing of this registration statement.

(6)	Represents 500,000 additional shares of registrant’s common stock reserved for issuance pursuant to future awards under the 2022 Inducement Plan, as amended.